The following supplemental information was provided to the shareholders of Utah Medical Products, Inc., in connection with the solicitation of proxies for the 1998 annual meeting of shareholders.


                          UTAH MEDICAL PRODUCTS, INC.


                            SUPPLEMENTAL INFORMATION
                                 April 8, 1998



Utah Medical Products, Inc. ("UM") has appointed Paul O. Richins, Chief Administrative Officer, to the board of directors to fill the vacancy created by the resignation of Perry L. Lane on April 1, 1998.

Mr. Richins has been employed at UM for over eight years in various finance and accounting, management information systems, human resources and shareholder relations responsibilities. Mr. Richins holds an MBA degree in finance from Pepperdine University and a BS degree in business administration from Weber State College.

Mr. Lane resigned as a director, indicating in his resignation letter disagreements in business judgement between himself and the operations, policies or practices of UM, particularly new product development, especially Cordguard, a product obtained in an asset purchase agreement on January 4, 1994 with OB Tech, Inc., and UM's share repurchase program initiated in 1992. On numerous occasions during the past five years or more Mr. Lane had participated in decisions and voted repeatedly in favor of measures with which he claims to now disagree. Most of these measures received unanimous board support and continue to be supported by the incumbent directors.

The remaining directors, who convened a special meeting on April 2, 1998 to accept Mr. Lane's resignation, unanimously affirmed their confidence in current management and the direction of the Company. The board believes that Mr. Lane's resignation is in the best interest of UM and its shareholders and will have no negative impact on implementing UM's clear plan for the future.